UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gaia, Inc.

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Gaia, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 4, 2017

To our shareholders:

We will hold the 2017 annual meeting of shareholders of Gaia, Inc. (“we”, “us”, “our”, or “Gaia”), a Colorado corporation, on Thursday, May 4, 2017, at 9:30 a.m. Mountain Time at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027, for the following purposes:

1.	to elect seven directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;
2.	to approve, on an advisory basis, named executive officer compensation;
3.	to consider an advisory vote on the frequency of a shareholder vote on executive compensation; and
4.	to transact such other business as may properly be brought before our annual meeting, or any adjournment(s) or postponement(s) thereof.

Our board of directors has fixed the close of business on March 10, 2017, as the record date for determining our shareholders entitled to notice of, and to vote at, our annual meeting. A complete list of our shareholders entitled to vote at our annual meeting will be available for inspection by any of our shareholders prior to our annual meeting, upon written request showing a proper purpose, during normal business hours at our Louisville, Colorado office. Only shareholders of record on the March 10, 2017 record date are entitled to notice of, and to vote at, our annual meeting and any adjournments or postponements thereof.

We are furnishing proxy materials to our shareholders primarily by the Internet. On March 24, 2017, we expect to mail our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2017 proxy statement and 2016 annual report online at www.proxyvote.com and how to vote in person, through the Internet, or by mail. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card and provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual meeting materials by mail, the proxy statement and proxy card from our board of directors and our annual report were enclosed. The proxy card instructs you on how to vote by telephone or by mail. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. Please make the request on or before April 20, 2017 to facilitate timely delivery. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Our shareholders are cordially invited to attend our annual meeting in person.

By Order of the Board of Directors

Paul Tarell, Secretary
March 24, 2017

YOUR VOTE IS IMPORTANT

We urge you to vote your shares as promptly as possible by following the voting instructions in the Notice of Internet Availability of Proxy Materials.

If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com;
•	by telephone, if you have a proxy card and you are in the U.S. and Canada, by calling (800) 690-6903;
•	by mailing us an executed proxy card; or
•	in person at the annual meeting.

If you hold our shares with a broker, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

Gaia, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 4, 2017

We are furnishing this proxy statement and the accompanying proxy card to our shareholders in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2017 annual meeting of shareholders to be held on Thursday, May 4, 2017, starting at 9:30 a.m. Mountain Time at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027, and at any adjournment(s) or postponement(s) thereof. On or about March 24, 2017, we expect to mail or give to our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2017 proxy statement and 2016 annual report and how to request paper delivery of our proxy materials if desired. The address of our principal executive office is 833 West South Boulder Road, Louisville, Colorado 80027.

PURPOSE OF ANNUAL MEETING

At the annual meeting, our shareholders will be asked: (i) to elect seven directors of our company to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; (ii) to approve, on an advisory basis, named executive officer compensation; (iii) to consider an advisory vote on the frequency of a shareholder vote on executive compensation; and (iv) to transact such other business as may properly be brought before the annual meeting. Our board recommends a vote “FOR” the election of the nominees for directors of Gaia, Inc., a Colorado corporation (“we”, “us”, “our”, “company”, or “Gaia”), listed below; “FOR” approval, on an advisory basis, of named executive officer compensation; and “Three Years,” on an advisory basis, on the frequency of a shareholder vote on executive compensation.

QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding votes eligible to be cast by our Class A Common Stock and Class B Common Stock is necessary to constitute a quorum at the annual meeting. Only shareholders of record at the close of business on the record date, March 10, 2017, will be entitled to notice of, and to vote at, the annual meeting. As of March 10, 2017, there were 9,752,531 shares of our Class A Common Stock, par value $.0001 per share, and 5,400,000 shares of our Class B Common Stock, par value $.0001 per share, outstanding and entitled to vote. Holders of our Class A Common Stock as of the record date are entitled to one vote for each share held and holders of our Class B Common Stock as of the record date are entitled to ten votes for each share held. The holders of our Class A and Class B Common Stock will vote together as a single class. Cumulative voting is not permitted for any purpose. Once a quorum is present, the affirmative vote of a majority of the votes cast on any subject matter shall be the act of the shareholders, other than with respect to the election of directors and the advisory vote on the frequency of a shareholder vote on executive compensation, as described below.

Mr. Jirka Rysavy, our Chairman, holds all 5,400,000 outstanding shares of our Class B Common Stock and 348,682 shares of our Class A Common Stock. These shares are sufficient to constitute a quorum and to elect all Gaia directors; to approve, on an advisory basis, named executive officer compensation; and to approve, on an advisory basis, the frequency of a shareholder vote on executive compensation every three years. Mr. Rysavy has indicated that he plans to be present at the meeting and vote in favor of the proposals identified in this proxy statement as recommended by the board.

All shares of our common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with properly executed instructions indicated in the proxies. Abstentions and broker non-votes will have no effect on the result of the vote, although abstentions will count towards the presence of a quorum. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by: (a) filing with Gaia a written revocation of the proxy; (b) appearing at the annual meeting and voting in person; (c) voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on May 3, 2017 (only your latest telephone or Internet proxy is counted); or (d) submitting to Gaia a duly executed proxy bearing a later date.

We are continuing to use the Securities and Exchange Commission’s “E-Proxy” rules and furnishing proxy materials to our shareholders primarily by the Internet. On March 24, 2017, we expect to mail or give to our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2017 proxy statement and 2016 annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual meeting materials by mail, the proxy statement and proxy card from our board of directors and our annual report were enclosed. If you received your annual meeting materials via email, the email contained voting instructions and links to the proxy statement and annual report on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. You should make this request on or before April 20, 2017 to facilitate timely delivery. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. Our annual report is not to be considered as a part of this proxy statement or as having been incorporated by reference into this proxy statement.

This proxy statement, the proxy card, voting instructions and our 2016 annual report are being made available to shareholders at www.proxyvote.com. You may also request a printed copy of this proxy statement and the proxy card or our annual report by any of the following methods: (a) telephone at (800) 579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com.

We will bear the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies. In addition, our officers, directors and other employees may solicit proxies by written communication or telephone. These persons will receive no special compensation for any solicitation activities.

IT IS THE INTENTION OF THE AGENT DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR IDENTIFIED BELOW (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY); “FOR” APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION; AND TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF A SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS. IF ANY NOMINEE FOR DIRECTOR BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY OUR BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. JIRKA RYSAVY, WHO HOLDS SHARES WITH A MAJORITY OF THE VOTES, HAS INFORMED GAIA THAT HE INTENDS TO VOTE HIS SHARES IN FAVOR OF THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY STATEMENT; “FOR” APPROVAL, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION; AND TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF A SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our board of directors proposes that Kristin Frank, Chris Jaeb, David Maisel, Keyur Patel, Jirka Rysavy, Wendy Schoppert, and Paul Sutherland be elected as directors of our company, to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Unless contrary instructions are given, the proxies will be voted “FOR” these nominees. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable for service. If for any unforeseen reason any nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

Our business encompasses the operation of a global digital video subscription streaming service and on-line community that provides curated conscious media to its subscribers in a context characterized by rapidly evolving technologies, exposure to business cycles, and significant competition. Our board of directors is responsible for reviewing and assessing the appropriate skills, experience, and background sought of board of directors members in the context of our business and the current membership on the board of directors. This assessment of board skills, experience, and background includes numerous diverse factors, such as independence; understanding of and experience in video subscription services, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the board of directors regarding these factors change from time to time to consider changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective board members. The board of directors reviews and assesses the relevance of and emphasis on these factors in connection with candidate searches.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the board of directors in its oversight and advice concerning our business and operations. The biographies set forth below note each director’s or director nominee’s relevant experience, qualifications, and skills that led to the conclusion that such individual should serve as a director of our company.

•

Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a large scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•

Business Development Experience. Directors who have a background in business development and in acquisitions can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “build versus buy,” analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•

Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control over such activities.

•

Industry and Technical Expertise. Because we are a media content provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing products, the various media categories that we develop, and the market segments in which we compete.

•	Brand Marketing Expertise. Directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand awareness and a positive reputation.

The names of our director nominees, their ages, and the years in which they began serving as directors and their positions, are set forth below. All the director nominees other than Mr. Patel currently serve as directors. Each director serves for a one-year term.

Kristin Frank—age 51—Director since October 2013. Ms. Frank has a long career at Viacom, a global entertainment company, currently serves as Chief Operating Officer of MTV where she combines her background as both a creative and business driver to lead MTV’s revenue growth, operations and long-term strategic planning initiatives. Previously, from 2013 to 2015, Ms. Frank served as Executive Vice President of Viacom Music and Entertainment’s Connected Content division, with general management responsibilities for MTV, VH1 and LOGO TV. From 2009 to 2012, Ms. Frank served as General Manager for MTV and VH1 Digital where she was instrumental to MTV’s growth to 210 million fans on Facebook. From 2005 to 2009 she served as Chief Operating Officer at LOGO TV. From 1996 to 2005, she held multiple positions at Viacom Media Networks including serving as Senior Vice President, Multiplatform Distribution at LOGO TV as well as Regional Vice President, MTV Networks Content Distribution and Marketing Group overseeing distribution strategy for MTV, VH1, CMT, VH1 Classic, MTV 2 and Logo.

The board believes that Ms. Frank brings to the board significant experience with management, operations, branding, social media and digital content development, optimization and delivery.

Chris Jaeb—age 57—Director since October 2013. Since 2007, he has served as the Chief Executive Officer of Common Ground Kauai, a sustainable resource center he founded. In 2006 he co-founded, and until 2010, served as the President of Malama Kauai, a Hawaii based nonprofit organization. In 1995, Mr. Jaeb co-founded AudioNet (previously Cameron Broadcasting Systems), an Internet-based aggregator of digital media, which changed its name to Broadcast.com prior to its initial public offering in 1998. In 1999, Broadcast.com was sold to Yahoo for $5.4 billion. In 1995, Mr. Jaeb founded eAds, the first fee per click advertising company on the Internet.

In addition to Mr. Jaeb’s entrepreneurial experience, the board believes that he brings to the board a strong understanding of Internet marketing operations and the business aspect of sustainable living.

David Maisel—age 54—Director since June 2016. He has been a Senior Advisor to Rovio, the owner of Angry Birds, since 2012 and is also the Executive Producer of the Angry Birds feature film. Since March 2007 he has served as Chairman of Marvel Studios. In late 2009, Mr. Maisel completed the sale of Marvel Entertainment to The Walt Disney Company for over $4 billion and left the company to become, in 2011, Executive Producer of Iron Man, Captain America and Thor. From 2004 until 2011, Mr. Maisel was with Marvel Entertainment, Inc., where he was the Founding Chairman of Marvel Studios and architect of the strategy to make films and obtain its $500 million film facility. From 2001 to 2003, Mr. Maisel headed up the Corporate Strategy and Business Development for Endeavor Talent Agency. He served as Managing Director of Chello Broadband in Europe from 1999 to 2001 and as President of Livent, Inc., a live theatrical production company, from 1998 to 1999. Before that, Mr. Maisel served as Director of Strategic Planning and Corporate Development for The Walt Disney Company and held positions with Creative Artist Agency and The Boston Consulting Group. Mr. Maisel serves on the board of Eros International.

The board believes that Mr. Maisel brings to the board significant experience with management, production and marketing of content, and investor relations, as well as significant senior financial leadership and expertise in corporate strategy and execution.

Keyur Patel—age 51—Director nominee. He serves as the Chairman and Chief Executive Officer at Fuse+Media Pvt. Ltd. Since 2008. Mr Patel was a Co-Founder and a Chairman of Fabrik, LLC., led the turnarounds for Inktomi and Maxtor, and incubated, hatched, and ran a number of successful companies including Brience, Metrius, Webvibe, and Phoenix Software. He served as a General Partner of ComVentures. Mr. Patel has also served as the Managing Partner and Chief Strategy Officer of KPMG Consulting Worldwide, Chief Executive Officer at KPMG Internet business, and Managing Partner and Managing Director of the Price Waterhouse Technology Consulting Practice.

In addition to Mr. Patel’s entrepreneurial experience, the board believes that he brings to the board significant experience with management and investor relations, as well as significant senior financial leadership and expertise in corporate strategy and execution.

Jirka Rysavy—age 63—Founder, Chairman and CEO. He has been Chairman since our inception and has also served as our full-time Chief Executive Officer, other than during the period from March 2009 to July 2016. Mr. Rysavy is the beneficial owner of approximately 38% of our outstanding shares. In 1986, Mr. Rysavy founded Corporate Express, Inc., which, under his leadership as Chairman and Chief Executive Officer, grew to become a Fortune 500 company supplying office and computer products and services. Mr. Rysavy also founded and served as Chairman and Chief Executive Officer of Crystal Market, a health foods concept, which was sold in 1987 to become the concept and first Wild Oats Markets store. Mr. Rysavy was also Chairman of Real Goods Solar, Inc., an entity Gaia founded in 1999 and brought public in 2009. Mr. Rysavy resigned from the board of Real Goods Solar, Inc. in June 2013 after Gaia sold the majority of its investment in Real Goods Solar, Inc.

The board believes that Mr. Rysavy brings to the board significant senior leadership, strategic focus, business development, sales and marketing and international experience from his past business experience in senior management roles and as a founder of several successful businesses.

Wendy Schoppert—age 50—Director since October 2013. Since 2014, Ms. Schoppert has been focusing on her role as a director for the boards on which she serves. From April 2005 to February 2014, Ms. Schoppert served on the Senior Executive Team of Select Comfort, the manufacturer, marketer, retailer and servicer of the Sleep Number® line of beds, where she held the positions of Executive Vice President and Chief Financial Officer, Chief Information Officer, interim Chief Marketing Officer and Senior Vice President of International and New Channel Development. Prior to joining Select Comfort, Ms. Schoppert led US Bank’s Private Asset Management team and served as Head of Product, Marketing & Corporate Development for the bank’s asset management division. She began her career in the airline industry, serving in various financial, strategic, and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines. Ms. Schoppert serves on the board of Big Lots, Inc., a retailer, and Nina Hale Inc., a digital marketing agency, and she is also a member of Cornell University’s “President’s Council of Cornell Women.”

The board believes that Ms. Schoppert brings to the board vast experience in brand development and management, as well as significant senior financial leadership and expertise with the oversight of financial reporting and disclosure for public companies.

Paul Sutherland—age 62—Director since June 2012. Mr. Sutherland has worked in the investment and financial advisory business since 1975. He is founder and President of Financial & Investment Management Group, Ltd. (“FIMgroup”), a registered investment adviser that manages investment portfolios on a discretionary basis for individuals, trusts, foundations and retirement plans that he founded in 1984. As the Chief Investment Officer for FIMgroup, he has been managing values-driven, sustainably oriented, global total return, growth and income investment portfolios for more than 25 years. Mr. Sutherland served on the board of directors of the Utopia Funds, a registered investment company, between December 2005 and March 2009. Mr. Sutherland is Chairman and a founding board member of the Utopia Foundation and is author of various books including Virtues of Wealth and the AMA guide to Financial Planning. Mr. Sutherland is also owner of Spirituality and Health Media LLC, the publisher of Spirituality Physician’s Health magazine, part owner of Smartwired LLC, owner of The Smart Parenting Revolution, which provides educational tools for parents, and educators, and Yen Yoga and Fitness LLC, the largest yoga, spinning and fitness studio in northern Michigan.

In addition to Mr. Sutherland’s significant senior leadership, global investment, business, entrepreneurial and financial experience, the board believes that he brings to the board a broad understanding of the business aspects of the sustainable health, transformation, consciousness, spirituality, and wellbeing movement and market in which Gaia operates.

Vote Required

Directors will be elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. If no instructions are indicated on a proxy card, the shares will be voted “FOR” the election of these nominees for director. Because director nominees must receive a plurality of the votes cast at the annual meeting, a vote withheld from a particular nominee or from all nominees or abstentions will not affect the election of that nominee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE NOMINEES OF THE BOARD

PROPOSAL 2

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation of Gaia’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure pursuant to Item 402 of Regulation S-K, shall include the Compensation Discussion and Analysis, the compensation tables, narrative discussion and any related material in Gaia’s Proxy Statement for the 2017 Annual Meeting of Shareholders) is hereby APPROVED.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the board believes, promotes the creation of long-term shareholder value and positions Gaia for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation, the terms of the incentive bonus program and the terms of long-term incentive plans are all designed to enable Gaia to attract and retain top talent while, at the same time, creating a close relationship between performance and compensation. The compensation committee and the board believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfill this objective.

Shareholders are urged to read the “Executive Compensation” section of this proxy statement, which sets forth the compensation we paid our named executive officers in 2016 and discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Although the vote is non-binding, the board and the compensation committee will review the voting results in connection with their ongoing evaluation of Gaia’s compensation program.

Vote Required

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. For purposes of determining the number of votes cast on the matter, only those cast “FOR” or “AGAINST” are included, while abstentions and broker non-votes are not included.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. In satisfaction of this requirement, shareholders are being asked to vote on the following advisory resolution:

Resolved, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the shareholder’s preference, on an advisory basis, as to the frequency with which Gaia is to hold a shareholder advisory vote to approve Gaia’s executive compensation, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain. Your vote on this proposal is advisory and the results are not binding upon the board, but the board values the opinions of our shareholders and will review and consider the outcome of the vote, along with other relevant factors, in evaluating the frequency of future advisory votes on executive compensation.

The optimal frequency of a shareholder vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question and the board believes there is a reasonable basis for each of the options.

Some have argued for less frequency. They point out that a less frequent vote would allow shareholders to focus on overall design issues rather than details of individual decisions, would align with the goal of compensation programs — such as that of Gaia — which are designed to reward performance that promotes long-term shareholder value, and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of many companies each year. Based on these reasons, the board has determined that an advisory shareholder vote on executive compensation every three years is the best approach for Gaia and its shareholders.

Others believe that an annual vote is needed to give shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the board and the compensation committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.

The frequency (one year, two years, or three years) receiving the highest number of votes cast by our shareholders will be deemed the shareholders’ preference, on an advisory basis, that an advisory resolution with respect to executive compensation should be presented to the shareholders at that interval. For purposes of determining the number of votes cast on the matter, only those cast for “one year”, “two years”, or “three years” are included. Shareholders will not be voting to approve or disapprove the recommendation of the board. Abstentions and broker non-votes will have no effect on the results of this vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE HOLDING OF A SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS

DIRECTOR INDEPENDENCE, COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Board Size and Director Independence

Our board of directors currently consists of six members and meets regularly during the year. The board of directors will consist of seven members after the 2017 annual meeting of shareholders. Our board of directors has determined that of the director nominees, Messrs. Jaeb, Maisel, Patel and Sutherland, and Ms. Frank and Schoppert are independent as defined by the listing standards of the NASDAQ Stock Market.

Board Meetings and Board Committees

During 2016, our board held three in-person meetings and ten telephonic meetings. Each director attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of the committees of our board of directors on which such director served during 2016 (with respect to meetings held while such director served as a director and on a committee). One of our current directors who served as director at the time of our 2016 annual meeting of shareholders attended our 2016 annual meeting of shareholders.

Our board of directors has standing audit and compensation committees. We have adopted written charters for both committees. These charters can be found in the investors’ section of our website under “Board Committee Charters” at http://ir/gaia.com/governance-docs. Our board of directors selects members for the audit and compensation committees on an annual basis.

Audit Committee. Our audit committee currently consists of Ms. Schoppert, Mr. Jaeb and Mr. Sutherland, and each member of the audit committee is independent within the meaning of rules of the NASDAQ Stock Market. After the 2017 annual meeting, we expect that Ms. Schoppert will continue to serve as chairperson of the audit committee and our board has determined that she is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our audit committee is responsible for the appointment, compensation and oversight of our auditor and for approval of any non-audit services provided by the auditor. Our audit committee also oversees: (a) management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and disclosure practices; (b) management’s establishment and maintenance of processes to assure that an adequate system of internal control over financial reporting is functioning; and (c) management’s establishment and maintenance of processes to assure our compliance with all laws, regulations and company policies relating to financial reporting. Our audit committee held three in-person meetings and two telephonic meetings during 2016.

Compensation Committee. Our compensation committee currently consists of Ms. Frank, Mr. Maisel and Mr. Sutherland, and each member of the compensation committee is independent within the meaning of rules of the NASDAQ Stock Market. After the 2017 annual meeting, we expect that Ms. Frank will continue to serve as the chairperson of the compensation committee. None of the members of our compensation committee has at any time been an officer or employee of our company or has any interlocking relationships that are subject to disclosure under the rules of the Securities and Exchange Commission relating to compensation committees. Our compensation committee establishes compensation amounts and policies applicable to our executive officers, establishes salaries, bonuses and other compensation plans and matters for our executive officers, and administers our equity incentive plans. Our compensation committee held three in-person meetings and two telephonic meeting during 2016.

Director Nominations. We are exempt from the NASDAQ Stock Market rules with respect to independent director oversight over director nominations because we are a controlled company on the basis of Mr. Rysavy’s control of more than 50% of the voting power of our outstanding capital stock. In light of Mr. Rysavy’s voting control, our board of directors does not believe a nominating committee would serve a meaningful purpose. Our Bylaws set forth certain procedures that are required to be followed by shareholders in nominating persons for election to our board. Generally, written notice of a proposed nomination must be received by our corporate secretary not later than the 45th day nor earlier than the 70th day prior to the anniversary of the mailing of the preceding year’s proxy materials. As described above, our board considers a variety of factors when it selects candidates for election to the board, including business experience, skills and expertise that are complementary to those already represented on the board, familiarity and identification with our mission, values and market segments, and other relevant factors. Our board will consider qualified director candidates recommended by our shareholders. Nominations for directors are made by our full board of directors. Because we are a controlled company under the NASDAQ Stock Market rules, our board has not adopted a formal policy regarding the consideration of director candidates recommended by shareholders.

Compensation Committee Interlocks and Insider Participation

During 2016, our compensation committee was comprised of Ms. Frank (chairperson), Mr. Maisel and Mr. Sutherland. None of the members of our compensation committee has at any time been an officer or employee of our company or has any interlocking relationships that are subject to disclosure under the rules of the Securities and Exchange Commission relating to compensation committees.

Executive Sessions of the Board and Leadership Structure

Our board of directors’ non-management directors meet periodically in executive session.

Jirka Rysavy serves as a director and as our Chairman and Chief Executive Officer. As our Chairman and Chief Executive Officer, Mr. Rysavy is the most senior executive officer of Gaia and he presides at meetings of our shareholders and our board of directors. As Chairman, he is responsible for business initiative development and oversees our affairs and business in a supervisory role. As our Chief Executive Officer, he has primary, general and active control over our affairs and business and general supervision of our officers, agents and employees. We do not have a lead independent director but, during the past year, five out of the six members of our board of directors were considered independent and meet periodically in executive session, as described above. We also maintain an audit committee and a compensation committee, each consisting of three independent directors, respectively. Further, as described elsewhere in this proxy statement, Mr. Rysavy controls more than 50% of the voting power of our capital stock, thereby making Gaia a controlled company under the NASDAQ Stock Market rules and, therefore, exempt from several of the corporate governance rules concerning independent director oversight over our affairs.

The video subscription offerings and delivery channels, as well as the competitive and technology landscape, involved in our business are constantly evolving and our senior executive officer brings extensive knowledge in these areas to the board of directors, allowing him to effectively direct board discussions and focus board decision-making on those items most important to our overall success. Our board of directors believes that having our most senior executive officer on our board of directors, who presides at board meetings, helps promote our overall strategic development and facilitates the efficient flow of information between management and our board of directors. Our board of directors also believes that this leadership structure optimizes Mr. Rysavy’s contributions to the board’s efforts. Further, as our founder and largest shareholder, Mr. Rysavy brings an important perspective to board discussions.

The board currently works closely with Mr. Rysavy in his regular assessment of the risks that could confront our business, whether due to competitive issues, the economy or otherwise. It is management’s responsibility to manage risk and bring to our board of directors’ attention the most material risks to us. Our board of directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us and reviews our enterprise risk management. Our board of directors regularly reviews treasury risks (insurance, credit, and debt), financial and accounting risks, legal and compliance risks, information technology security risks and risks related to internal control over financial reporting. Our compensation committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and incentive arrangements. We have determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on us. In addition, the full board of directors considers risks to our reputation, reviews risks related to the sustainability of our operations, considers risks related to succession planning, and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. The full board also has oversight of enterprise risk management and considers strategic risks and opportunities on a regular basis.

DIRECTOR COMPENSATION

During 2016, we paid directors who were not employees of our company or its affiliates a fee of $5,000 for each in-person board meeting that they attended, and a fee of $2,000 for each telephonic board meeting attended. In addition, we paid non-employee directors a fee of $2,000 for in-person attendance at each committee meeting and $1,000 for each telephonic committee meeting attended. Non-chair members of each standing committee received an annual fee of $5,000 and chairpersons of each standing committee received an annual fee of $10,000.  Mr. Maisel elected to receive his compensation in the form of stock options exercisable into Gaia Class A Common Stock, subject to certain vesting conditions including ongoing participation as a director. Mr. Sutherland elected to receive his compensation up to September 30, 2016 in shares of Gaia Class A Common Stock and subsequent to this date in the form of stock options exercisable into Gaia Class A Common Stock, subject to certain vesting conditions including ongoing participation as a director. Ms. Schoppert elected to receive a portion of her compensation in shares of Gaia Class A Common Stock and a portion in cash. Mr. Jaeb, Mr. Zimmerman and Ms. Frank elected to receive cash compensation.  Mr. Argyropoulos elected to receive his compensation in shares of Gaia Class A Common Stock.

Director Compensation Table

The following table provides compensation information for the one year period ended December 31, 2016 for each non-employee member of our board of directors:

Name	Fees Earned or Paid in Cash (2)	Stock Awards (1)(2)(3)	Option Awards (4)	Total
James Argyropoulos (5)	$—	$32,000	$—	$32,000
Kristin Frank	$61,000	$—	$—	$61,000
Chris Jaeb	$36,000	$—	$—	$36,000
David Maisel	$—	$—	$—	$—
Wendy Schoppert	$38,000	$33,000	$—	$71,000
Paul Sutherland	$—	$60,000	$—	$60,000
Michael Zimmerman	$33,000	$—	$—	$33,000

(1)

Amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during 2016 and have been computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of grant date fair values of awards for the year ended December 31, 2016 are included in Note 8 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K.

(2)	Amounts in the Fees Earned or Paid in Cash and Stock Awards columns include fees for services rendered during 2016, some of which were not administratively paid or issued until 2017.
(3)	The directors received stock awards with the following fair values on the dates specified. Such awards represent 2016 compensation, in lieu of cash, for services as directors.
Name	March 31, 2016	September 30, 2016
James Argyropoulos	$22,000	$10,000
Wendy Schoppert	$18,500	$14,500
Paul Sutherland	$31,000	$29,000
(4)

At December 31, 2016, Mr. Maisel had 150,000 outstanding option awards, 75,000 for his services as a director and 75,000 for investor relation services, of which none were exercisable. The aggregated grant date fair value is $295,400, which will be recognized over the five year vesting period. At December 31, 2016, Mr. Sutherland had 75,000 outstanding option awards of which none were exercisable. The aggregated grant date fair value is $169,500, which will be recognized over the five year vesting period. The amounts in the table reflect the grant date fair value of options vested during the year. No other directors had outstanding options at year end.

(5)	Mr. Argyropoulos ceased serving on the board when his term expired on June 1, 2016.

EXECUTIVE OFFICERS OF GAIA

The following table sets forth the names, ages and titles of our current executive officers:

Name	Age	Position
Jirka Rysavy	63	Chairman, Chief Executive Officer and a Director
Brad Warkins	49	President and Chief Operating Officer
Paul Tarell	35	Chief Financial Officer
Jaymi Bauer	46	Chief Marketing Officer

Our executive officers are elected annually by our board of directors. Mr. Rysavy has been employed by our company for more than the past five years. Biographical information about Mr. Rysavy is included in this proxy statement under the heading “Proposal 1—Election of Directors—Nominees for Election as Directors.”

Brad Warkins—age 49—Mr. Warkins became Gaia’s President and Chief Operating Officer on July 1, 2016. He previously served as the Chief Operating Officer of Gaia’s subscription segment since December 2013 and was promoted to serve as that subsidiary’s President in February 2015. Mr. Warkins previously held the position of Vice President of Gaia from 2007 to November 2013, responsible for Gaia’s subscription business. From 1999 until 2007 Mr. Warkins served as President of Conscious Media, Inc., a company majority-owned by Gaia, and purchased by Gaia in 2007.

Paul Tarell—age 35—Mr. Tarell became Gaia’s Chief Financial Officer on July 1, 2016. He previously served as the Chief Financial Officer of Gaia’s subscription segment since July 2014 and its Vice President of Finance from September 2013 to July 2014. Prior to that he served as Vice President – Finance at SET Media, Inc. (acquired by Conversant) from January 2012 until August 2013. He was Senior Director of Finance at Velti, Inc., a mobile advertising technology company, from October 2010 until December 2011. Prior to that, Mr. Tarell was a licensed certified public accountant in public practice with Armanino LLP.

Jaymi Bauer—46—Ms. Bauer became Gaia’s Chief Marketing Officer in July 2016. Prior to this, Ms. Bauer was Chief Marketing Officer of Gaia’s subscription segment since June 2014. From October 2013 to June 2014, Ms. Bauer founded and served as Chief Executive Officer of the marketing firm, Nectarly Consulting. From 2002 until October 2013 she served as Senior Director of Global Product Marketing, in charge of launching Xbox for Microsoft Corporation and previously, she served as Director of Marketing of Microsoft Corporation, in charge of TV, Music and Video Business. From 1994 until 1999 she served in various capacities at Vivendi Universal Games, including Global Brand Manager.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 10, 2017 for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A Common Stock or Class B Common Stock, (ii) each director and director nominee, (iii) each executive officer named below in the Summary Compensation Table, and (iv) all current directors and executive officers as a group. We have based our calculation of the percentage of beneficial ownership on 9,752,531 shares of our Class A Common Stock and 5,400,000 shares of our Class B Common Stock outstanding on March 10, 2017.

Title of Class of Common Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)	Percent of Class A Assuming Full Conversion of Class B Ownership (3)
Class A	Ariel Investments, LLC (4)	1,121,833	11.50%	7.40%
	BlackRock, Inc. (5)	742,579	7.61%	4.90%
	The Vanguard Group (6)	496,216	5.09%	3.27%
	Jirka Rysavy (7)	5,748,682	37.94%	37.94%
	Brad Warkins (8)	67,500	*%	*%
	Paul Tarell (9)	20,400	*%	*%
	Jaymi Bauer (10)	15,000	*%	*%
	Paul Sutherland (11)	611,752	6.27%	4.04%
	Wendy Lee Schoppert (12)	15,882	*%	*%
	Kristin E. Frank	—	—%	—%
	Chris Jaeb	—	—%	—%
	David Maisel	—	—%	—%
	Keyur Patel	—	—%	—%
	Lynn Powers	—	—%	—%
	Stephen Thomas	—	—%	—%
	All directors and officers as a group (10 persons)	6,479,216	42.76%	42.76%
Class B	Jirka Rysavy (7)	5,400,000	100.00%	100.00%
	All directors and officers as a group (10 persons)	5,400,000	100.00%	N/A

*	Indicates less than one percent ownership.
—	Indicates zero beneficial ownership and zero percent of class.
(1)

This table is based upon information supplied by officers, directors and principal shareholders directly to us or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the Securities and Exchange Commission. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include securities convertible into or exercisable for shares of our Class A Common Stock and restricted stock vesting within 60 days after March 10, 2017.

(2)	This column represents a beneficial owner’s percentage of ownership for a respective class of our common stock.
(3)

This column represents a beneficial owner’s percentage of ownership of our Class A Common Stock, assuming conversion of all 5,400,000 outstanding shares of our Class B Common Stock. One share of our Class B Common Stock is convertible into one share of our Class A Common Stock.

(4)

According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2017. According to the filing, Ariel Investments, LLC is an investment adviser. The address for Ariel Investments, LLC is 200 East Randolph Street, Suite 2900, Chicago, IL 60601.

(5)

According to a report on Schedule 13G filed with the Securities and Exchange Commission on January 30, 2017. According to the filing, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G), which has sole voting power with respect to 737,615 shares and sole dispositive power with respect to all of the shares beneficially owned. The shares are owned by four subsidiaries of BlackRock, Inc.  The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

According to a report on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2017. According to the filing, The Vanguard Group is an investment adviser and has sole voting power and shared dispositive power with respect to 10,266 shares and sole dispositive power with respect to 485,950 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2016. Includes 5,400,000 shares of our Class A Common Stock issuable upon conversion of shares of our Class B Common Stock

(8)

Consist of 6,000 shares of our Class A common stock, 58,500 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 3,000 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 10, 2017.

(9)

Consist of 19,200 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 1,200 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 10, 2017.

(10)

Consist of 13,800 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 1,200 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 10, 2017.

(11)

According to a report on Schedule 13G filed with the Securities and Exchange Commission on August 15, 2016 by Financial & Investment Management Group, Ltd. (“FIMgroup”) and information provided by Mr. Sutherland as of March 16, 2017. The securities consist of (a) 557,525 shares of our Class A common stock beneficially owned by FIMgroup in its capacity as investment adviser to its clients other than Mr. Sutherland; (b) 5,900 shares of our Class A common stock directly owned by FIMgroup; (c) 4,000 shares of our Class A common stock directly owned by FIMgroup’s 401(k) plan for the benefit of Mr. Sutherland; (d) 23,135 shares of our Class A common stock directly owned by Mr. Sutherland; (e) 150 shares jointly owned by Mr. Sutherland and his son; and (f) 21,042 shares of our Class A common stock directly owned by a trust for which Mr. Sutherland serves as the trustee. FIMgroup is an investment adviser and shares voting and dispositive power over the securities beneficially owned with its clients. Mr. Sutherland, in his capacity as an officer of FIMgroup, has shared voting and shared dispositive control over the securities beneficially owned by FIMgroup. FIMgroup and Mr. Sutherland disclaim beneficial ownership of the shares of Class A common stock not directly owned by them, respectively. The address for FIMgroup and Mr. Sutherland is 111 Cass St., Traverse City, MI 49684.

(12)	Consist of 15,882 shares of our Class A Common Stock directly held by Ms. Schoppert.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Our Compensation Program and Philosophy

Our compensation program is intended to meet three principal objectives: (1) attract, reward and retain qualified, energetic officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance shareholder value; and (3) support our corporate values by promoting internal equity and external competitiveness.

Our executive compensation program is overseen and administered by the compensation committee of our board of directors, which is comprised entirely of independent directors as determined in accordance with various NASDAQ, Securities and Exchange Commission, and Internal Revenue Code rules. Our compensation committee operates under a written charter adopted by our board and is empowered to review and approve the annual compensation for our current executive officers: Mr. Rysavy, Mr. Warkins, Mr. Tarell, and Ms. Bauer. A copy of the charter is available under “Board Committee Charters” on our website at http://ir.gaia.com/governance-docs.

The principal objectives that guide our compensation committee in assessing our executive and other compensation programs include the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal considerations of fairness and affordability), competitive practices and trends, general economic conditions and regulatory requirements.

In determining the particular elements of compensation that will be used to implement our overall compensation objectives, our compensation committee takes into consideration a number of factors related to our performance, such as our earnings per share, profitability, revenue growth, and business-unit-specific operational and financial performance, as well as the competitive environment for our business. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. Our compensation committee may, when appropriate as determined on an annual basis, identify individual performance goals for executive and other officers, which goals may play a significant role in determining such officer’s incentive compensation for that year and which may be taken into consideration in setting base salary for the next year.

From time to time, our compensation committee meets with our Chairman and Chief Executive Officer, Jirka Rysavy, and/or other executives to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. Our management makes recommendations to our compensation committee on the base salary, bonus targets and equity compensation for the executive team and other employees. Our compensation committee considers, but is not bound by and does not always accept, management’s recommendations with respect to executive compensation.

Our compensation committee has also in the past received input from an independent compensation consultant prior to finalizing determinations on material aspects of our compensation programs, practices and packages, and it expects to do so again from time to time. However, in 2016 our compensation committee did not engage an independent compensation consultant.

Mr. Rysavy attends some of our compensation committee’s meetings, but our compensation committee also holds executive sessions not attended by any members of management or non-independent directors. Our compensation committee discusses Mr. Rysavy’s compensation packages with him, but makes decisions with respect to his compensation without him present. Our compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. Our compensation committee has delegated to the administrative committee of our board of directors, comprised of Mr. Rysavy, the authority to grant long-term incentive awards to employees at or below the level of vice president under guidelines set by our compensation committee.

Elements of Our Compensation Program

Our compensation committee believes that compensation paid to executive officers and other members of our senior management should be closely aligned with our performance on both a short-term and a long-term basis, and that such compensation should assist us in attracting and retaining talented persons who are committed to our mission and critical to our long-term success. To that end, our compensation committee believes that the compensation packages for executive officers should consist of three principal components:

•

Base Salary. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Starting salary levels and increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, market value of the officer’s skill set, and relative salary differences within our company for different job levels. Consideration of the same factors, and general economic conditions, may also result in the reduction of an officer’s base salary.

•

Annual Incentive Bonus. Annual incentive bonuses are awarded in the discretion of our compensation committee and generally granted based on a percentage of each executive officer’s base salary. Our executive officers’ annual incentive bonus potentials are expected to range from approximately 30% to 100% of each executive officer’s base salary, depending upon his or her position. After the end of the year, our compensation committee reviews our business unit and overall financial performance and each executive officer’s individual performance in determining whether such executive officer should be awarded a bonus.

•

Long-Term Incentive Compensation. We may grant long-term, performance-based compensation to executive officers and other employees in the form of stock option awards and restricted stock units granted pursuant to the Gaia, Inc. 2009 Long-Term Incentive Plan.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the services they perform and for achieving short-term business objectives, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

Our compensation committee believes in the importance of equity ownership for all executive officers and a broader-based segment of our work force, for purposes of economic incentive, key employee retention and alignment of employees’ interests with those of shareholders. Our compensation committee believes that the Gaia, Inc. 2009 Long-Term Incentive Plan provides valuable flexibility to achieve a balance between providing equity-based compensation for employees and creating and maintaining long-term shareholder value.

Stock option grants and restricted stock unit awards are typically made when a new executive officer is hired, and in determining the size of stock option grants and restricted stock unit awards, our compensation committee bases its determinations on such subjective considerations as the individual’s position within management, experience, market value of the executive’s skill set, and historical grant amounts to similarly positioned executives of our company. Our policy is that the exercise price of an option grant or a restricted stock unit award shall be equal to or greater than the closing price of the Class A Common Stock on the date of grant and, accordingly, will have value only if the market price of the Class A Common Stock increases after that date. The stock options granted pursuant to the Gaia, Inc. 2009 Long-Term Incentive Plan generally vest at 2% per month during the 11th through 60th month after the date of grant with respect to the first option grant award to an individual, and generally vest at 2% per month beginning in the first full month after the date of grant with respect to subsequent option grants or restricted stock unit awards. The restricted stock units granted pursuant to the Gaia, Inc. 2009 Long-Term Incentive Plan generally vest on a specific date approximately five years from the date of grant.

Our compensation committee reviews our compensation program on an annual basis. In setting compensation levels for a particular executive, our compensation committee takes into consideration the proposed compensation package as a whole and each element individually, but does not apply any specific formula in doing so. While the importance of one compensation element to another may vary among executive officers, our compensation committee attempts to correlate the overall compensation package to each executive officer’s past and expected future contributions to our business. We currently do not have any employment agreements with our executive officers.

Consideration of Say-on-Pay Vote Results

At the 2014 annual meeting of shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Our compensation committee reviewed and considered the final vote results for that resolution, and we have not made any changes to our executive compensation policies or decisions as a result of the vote. Further, at the 2011 annual meeting of shareholders, an overwhelming number of our shareholders voted, on an advisory basis, for holding an advisory vote to approve named executive officer compensation every three years. Accordingly, our board of directors determined that Gaia will hold the next advisory vote to approve named executive officer compensation at this 2017 annual meeting of shareholders. Our board will consider the results of the shareholder vote on Proposal 3, indicating our shareholders’ preference whether the advisory resolution should be presented every one, two or three years, and will decide when the next advisory vote to approve named executive officer compensation will be submitted to the shareholders.

Risk Assessments

With respect to risk related to compensation matters, our compensation committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Our executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses generally are capped and are tied to overall business unit and corporate performance. A portion of compensation provided to the executive officers has in the past been in the form of stock options that are important to help further align executives’ interests with those of our shareholders. Our compensation committee believes that these awards do not encourage unnecessary or excessive risk-taking, as the value of the stock options fluctuate with our stock price and do not represent significant downward/upward risk and reward.

Summary Compensation Table

The following table includes information concerning compensation for each of the last three years for our named executive officers.

Name and Principal Position	Year	Salary (7)	Bonus (7)	Option and Restricted Stock Unit Awards (8)	All Other Compensation (9)	Total
Jirka Rysavy (1)	2016	$466,336	$712,500	$1,388,359	$1,800	$2,568,995
Chairman, Chief Executive	2015	$464,423	$303,430	$—	$1,500	$769,353
Officer and Director	2014	$114,423	$—	$—	$—	$114,423
Brad Warkins (2)	2016	$306,115	$127,962	$868,018	$3,300	$1,305,395
President and Chief Operating Officer
Lynn Powers (3)	2016	$246,635	$731,978	$22,806	$495,400	$1,496,819
Former Chief Executive Officer	2015	$464,423	$303,430	$54,327	$3,000	$825,180
and Director	2014	$457,885	$148,500	$147,559	$1,500	$755,444
Paul Tarell (4)	2016	$245,082	$105,269	$729,831	$3,300	$1,083,482
Chief Financial Officer
Stephen J. Thomas (5)	2016	$143,820	$397,800	$58,584	$266,100	$866,304
Former Chief Financial Officer	2015	$265,200	$169,410	$1,700	$1,500	$437,810
and Vice President	2014	$272,498	$132,600	$82,259	$—	$487,357
Jaymi Bauer (6)	2016	$290,082	$126,923	$809,578	$3,300	$1,229,883
Chief Marketing Officer

(1)

The board of directors approved an annual base salary for Mr. Rysavy of $450,000 in 2014; however, he voluntarily reduced his salary rate. Mr. Rysavy does not receive any compensation for his service as a director. Further information about Mr. Rysavy’s compensation is provided below under the heading “Compensation of Mr. Rysavy.”

(2)	Mr. Warkins became President on July 1, 2016.
(3)

Ms. Powers served as Chief Executive Officer from March 2009 until her resignation on July 1, 2016 and served as President from February 1996 to November 2010. Ms. Powers did not receive any compensation for her service as a former director.

(4)	Mr. Tarell became Chief Financial Officer on July 1, 2016.
(5)	Mr. Thomas served as Chief Financial Officer from November 2010 until his resignation on July 1, 2016.
(6)	Ms. Bauer became Chief Marketing Officer on July 1, 2016.
(7)

The Salary and Bonus columns represent amounts when earned and, because of the timing of payments, do not represent amounts paid during each presented year. The annual salary for each named executive officer as of December 31, 2016 was $475,000 for Mr. Rysavy (see footnote 1); $320,000 for Mr. Warkins; $255,000 for Mr. Tarell; and $300,000 for Ms. Bauer. Ms. Powers and Mr. Thomas were no longer employed at Gaia at December 31, 2016. Further information about Mr. Rysavy’s compensation is provided below under the heading “Compensation of Mr. Rysavy.” Bonuses are generally given at the discretion of our compensation committee and are typically paid between February and June of the year following the year earned. Bonus amounts in 2016 include additional transaction bonuses approved by our compensation committee related to the sale of the Gaiam Brand Business of $409,700 for Mr. Rysavy, $409,700 for Ms. Powers and $228,390 for Mr. Thomas.

(8)

The amounts in the Option Awards column reflect the grant date fair value of new awards or modifications to existing awards. Mr. Rysavy has requested that he not be granted any options. Mr. Rysavy was granted an award under the Gaia, Inc. 2009 Long-Term Equity Incentive Plan of 87,096 restricted stock units in July 2016 and 96,283 restricted stock units in November 2016. Restricted stock units previously granted in February 2015 under a plan adopted by a subsidiary of Gaia to Mr. Warkins in the amount of 67,204 units, to

Mr. Tarell in the amount of 46,370 units and to Ms. Bauer in the amount of 56,003 units were approved by the compensation committee in February 2015 to be exchanged in July 2016 for the equivalent amount of restricted stock units under the Gaia, Inc. 2009 Long-Term Equity Plan. In November 2016, the compensation committee approved restricted stock unit awards under the Gaia, Inc. 2009 Long-Term Equity Plan to Mr. Warkins in the amount of 64,684 units, to Mr. Tarell in the amount of 50,000 units, and to Ms. Bauer in the amount of 50,675 units. See the following table for additional information about the restricted stock unit awards. Stock options previously granted to Ms. Powers and Mr. Thomas were extended in 2016 by six months after prior extensions in 2015. The amounts in the table for Ms. Powers and Mr. Thomas for 2016 and 2015 reflect the incremental value of the extensions. Assumptions used in the calculation of the amounts are included in Note 8 to our consolidated financial statements for the year ended December 31, 2016 included in our Annual Report on Form 10-K.

(9)

All Other Compensation includes a $1,800 and $1,500 cell phone allowance in 2016 and 2015, respectively for Mr. Rysavy. The amount for Mr. Warkins includes $1,500 of 401(k) company matching contributions and a $1,800 cell phone allowance in 2016. The amounts for Ms. Powers include $1,500 of 401(k) company matching contributions during all years presented, a $900 and $1,500 cell phone allowance in 2016 and 2015, respectively, a $475,000 severance payment, and $18,000 of health insurance payments to be paid in 2017, for COBRA coverage following the termination of employment of Ms. Powers. Ms. Powers also received a $1,650,000 cash payment in the first quarter of 2017 as a retirement benefit in connection with her retirement from Gaia on July 1, 2016, which was reconfirmed and approved by our compensation committee in May 2016. The amount for Mr. Tarell includes $1,500 of 401(k) company matching contributions and a $1,800 cell phone allowance in 2016. The amounts for Mr. Thomas include a $900 and $1,500 cell phone allowance in 2016 and 2015, respectively, and a $265,200 severance payment. The amount for Ms. Bauer includes $1,500 of 401(k) company matching contributions and a $1,800 cell phone allowance in 2016.

Grants of Plan-Based Awards

The following table includes certain information with respect to options and restricted stock units granted during the year ended December 31, 2016 to our executive officers named above in the Summary Compensation Table.

Name	Grant Date	All Other Awards: Number of Securities Underlying Restricted Stock Units (1)	Exercise or Base Price of Option Awards (1)	Grant Date Fair Value of Stock Awards (1)
Jirka Rysavy (2)	7/1/2016	87,096	—	$675,865
Jirka Rysavy (3)	11/1/2016	96,283	—	$712,494
Brad Warkins (4)	7/1/2016	67,204	—	$521,503
Brad Warkins (3)	11/1/2016	64,864	—	$343,138
Paul Tarell (4)	7/1/2016	46,370	—	$359,831
Paul Tarell (3)	11/1/2016	50,000	—	$370,000
Jaymi Bauer (4)	7/1/2016	56,003	—	$434,583
Jaymi Bauer (3)	11/1/2016	50,675	—	$374,995

(1)

The options and restricted stock units were granted pursuant to the Gaia, Inc. 2009 Long-Term Incentive Plan and approved by our compensation committee. Assumptions used in the calculation of the amounts are included in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for 2016. Each restricted stock unit represents a contingent right to receive one share of Class A Common Stock. Vested Class A Common Stock will be delivered to the holder within sixty days following the date on which the restricted stock units vest, subject to the holder’s continued employment with Gaia on the vesting date.

(2)

Mr. Rysavy was granted an award of 87,096 restricted stock units under the Gaia, Inc. 2009 Long-Term Equity Incentive Plan in February 2016, contingent on the closing of the sale of the Gaiam Brand Business. When the sale closed on July 1, 2016, the restricted stock units were granted. These awards vest on March 16, 2020, subject to Mr. Rysavy’s continued service as an employee or director of Gaia.

(3)	The restricted stock units granted on November 1, 2016 vest on March 31, 2022, subject to the holder’s continued service as an employee or director of Gaia.
(4)

The restricted stock units granted on July 1, 2016 vest on March 16, 2020, subject to the holder’s continued employment by Gaia. These grants represent an exchange for grants made in February 2015 in our subsidiary, whose vesting was contingent on our planned separation of our Subscription segment.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information as of December 31, 2016 with respect to unexercised options and restricted stock units previously awarded to our executive officers named above in the Summary Compensation Table.

	Option and Restricted Stock Unit Awards
	Number of Securities Underlying Unexercised Options and Restricted Stock Units (#)	Number of Securities Underlying Unexercised Options and Restricted Stock Units (#)	Option Exercise Price	Option and Restricted Stock Unit Expiration Date
Name	Exercisable (1)	Unexercisable (1)	(1) (2)	(1)
Jirka Rysavy	—	87,096	—	7/1/26
	—	96,283	—	11/1/26
Brad Warkins	15,500	9,500	$6.18	10/30/23
	28,000	22,000	$7.71	11/4/24
	15,000	—	$5.00	6/2/25
	—	67,204	—	7/1/26
	—	64,864	—	11/1/26
Paul Tarell	19,200	10,800	$5.03	9/16/23
	—	46,370	—	7/1/26
	—	50,000	—	11/1/26
Jaymi Bauer	13,800	16,200	$7.82	6/16/24
	—	56,003	—	7/1/26
	—	50,675	—	11/1/26

(1)

This table reflects the status of option and restricted stock unit awards granted pursuant to the Gaia, Inc. 2009 Long-Term Incentive Plan as of December 31, 2016. The options vest and become exercisable at 2% per month over the 50 months beginning either (i) in the 11th month after date of grant, or (ii) in the first full month after the date of grant. The exercise price of the options is equal to or greater than the closing stock market price of our Class A Common Stock on the date of grant. Options granted during 2011 and thereafter expire ten years from the date of grant. Restricted stock units granted in February 2016 were contingent on the closing of the Gaiam Brand Business sale, which occurred on July 1, 2016. The restricted stock units granted in February 2016 will vest on March 16, 2020, provided that the holder is still an employee or director of Gaia on that date. Restricted stock units granted in November 2016 will vest on March 31, 2022, provided that the holder is still an employee or director of Gaia on that date.

(2)	During 2009, certain option awards originally granted prior to 2009 for Mr. Warkins were repriced to $5.00 per share.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to options exercised during the year ended December 31, 2016 by any of our executive officers named above in the Summary Compensation Table.

	Option and Restricted Stock Units
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)
Lynn Powers (1)	109,200	$251,421
Lynn Powers (2)	250,000	$625,500
Stephen J. Thomas (2)	98,200	$101,054

(1)

All exercises of option awards during 2016 were cashless, meaning that certain shares issued upon exercise were immediately sold in order to pay the exercise price and certain tax withholding amounts. The amount listed in the Value Realized on Exercise column is the sale price less the exercise price of the option times the number of shares issued and immediately sold.

(2)

We announced a tender offer on May 10, 2016 to purchase in cash up to an aggregate of 12.0 million (i) shares of our issued and outstanding Class A Common Stock at a price of $7.75 per share, or (ii) vested and exercisable options to purchase shares of our Class A Common Stock at a price equal to $7.75 per option (less the exercise price of the option). A total of 9,636,848 shares and 842,114 options were validly tendered and not withdrawn prior to July 1, 2016, which was the expiration date of the offer. The amount listed in the Value Realized on Exercise column is the sale price less the exercise price of the option times the number of options tendered.

Generally Available Benefit Programs

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as other employees. On April 1, 2007, we started making matching contributions to the 401(k) Plan. As of that date, under the 401(k) Plan, all of our employees are eligible to receive matching contributions from us, and this matching contribution equals $0.50 for each dollar contributed by an employee up to a maximum annual matching benefit of $1,500 per person. The matching contribution is calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than our 401(k) Plan described herein.

In 2016, our executive officers were eligible to receive the same health care coverage that is generally available to our other employees. We also offered a number of other benefits to our named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs included medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs (including chiropractic, massage therapy, acupuncture, and fitness classes), relocation/expatriate programs and services, educational assistance, and certain other benefits.

Our compensation committee believes that our 401(k) Plan and the other generally available benefit programs allow us to remain competitive for employee talent, and that the availability of the benefit programs generally enhances employee productivity and loyalty to us. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity, in full compliance with applicable legal requirements. Typically, these generally available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or Gaia, Inc. 2009 Long-Term Incentive Plan award package.

Stock Option and Restricted Stock Unit Grant Timing Practices

During 2016, our compensation committee and our board consistently applied the following guidelines for stock option grant and timing practices.

•

New Employees: stock option grants to new hires are effective on the first day of the new employee’s employment with us or upon approval by our compensation committee, and the exercise price for the options is set at the closing price of our Class A Common Stock on that date.

•

Existing Employees: stock option and restricted stock unit grants to existing employees are effective on the date that our compensation committee approves the grant, and the exercise price for the options is set at or above the closing price of our Class A Common Stock on that date.

Our directors, officers, and managers are required to sign a confidentiality agreement and, upon receiving a stock option grant or a restricted stock unit award, a two-year non-compete agreement commencing with the date they leave our company.

Compensation of Mr. Rysavy

The board-approved annual base salary for Mr. Rysavy for 2016 was $475,000. The board-approved annual base salary for Mr. Rysavy for 2015 was initially $450,000 and was increased to $475,000. The board-approved annual base salary for Mr. Rysavy for 2014 was initially $412,000 and was increased to $450,000. However, Mr. Rysavy voluntarily reduced his salary rate in 2014. As a result, Mr. Rysavy received an aggregate salary of $114,423 during 2014. Mr. Rysavy served as our Chief Executive Officer until March 2009 and resumed service as our Chief Executive Officer in July 2016. He continues to serves as our Chairman and Chief Executive Officer and is our largest shareholder. During the ten years prior to 2014, at Mr. Rysavy’s request, he was not given any bonuses or awarded any stock options.

In February 2016, our compensation committee granted Mr. Rysavy 87,096 restricted stock units contingent on the closing of the Gaiam Brand Business sale. When the closing occurred on July 1, 2016, the restricted stock units were granted. Each restricted stock unit represents the right to receive one share of our Class A Common Stock and will vest on March 16, 2020, provided that Mr. Rysavy is still an employee or director of Gaia on that date.  On November 1, 2016, our compensation committee granted Mr. Rysavy 96,283 restricted stock units, which will vest on March 31, 2022, subject to Mr. Rysavy’s continued service as an employee or director of Gaia.

Our compensation committee and our board of directors strongly believe that Mr. Rysavy’s salary and overall compensation level are modest given the importance of Mr. Rysavy to our future, his previous experience and business accomplishments and the market value of his skill set as an executive.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees as a group. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. When determining how to apportion between differing elements of compensation, our goal is to meet our objectives while maintaining relative cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above the level then deemed affordable under existing circumstances. With respect to stock option and restricted stock awards, we recognize a charge to earnings for accounting purposes equally from the grant date until the end of the vesting period.

We believe we have structured our current compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. Other than payments to our current Chief Executive Officer in 2016, we do not believe we have covered employees with non-performance based compensation paid in excess of the Section 162(m) tax deduction limit.

Compensation Committee Report

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2016. Based on the review and discussions, our compensation committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2016 and this proxy statement. This report is submitted by our compensation committee.

Compensation Committee

Kristin Frank, Chairperson
David Maisel
Paul Sutherland

AUDIT COMMITTEE REPORT

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for the preparation of our consolidated financial statements, and for the public reporting process. Our audit committee, on behalf of our board of directors, oversees management’s conduct of internal control processes and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report information required for public disclosure. In connection with the 2016 audit, our audit committee has:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2016 and the notes thereto;
•

discussed with EKS&H LLLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board;

•

received the written disclosures and the letter from EKS&H LLLP required by applicable requirements of the Public Company Accounting Oversight Board regarding EKS&H LLLP’s communications with the audit committee concerning independence, and has discussed with EKS&H LLLP its independence.

•

recommended to our board of directors that our audited financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for 2016 for filing with the Securities and Exchange Commission in reliance upon (1) our audit committee’s reviews and discussions with management and EKS&H LLLP, and (2) the receipt of an opinion from EKS&H LLLP, dated February 28, 2017, stating that our financial statements present fairly, in all material respects, the financial position of our company and its subsidiaries as of December 31, 2016 and 2015, and the results of our operations and our cash flows for each of the years in the three year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Audit Committee

Wendy Schoppert, Chairperson
Chris Jaeb
Paul Sutherland

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that we specifically request that this information be treated as “soliciting material” or specifically incorporate this information by reference into a document filed under the Securities Act or the Securities Exchange Act.

DISCLOSURE OF INDEPENDENT ACCOUNTANT FEES

The following table presents fees for professional services rendered by EKS&H LLLP for the years ended December 31, 2016 and 2015:

Audit and Non-Audit Fees (in $000’s)	2016	2015
Audit fees (1)	$194	$261
Audit-related fees (2)	$22	$223
Tax fees (3)	$10	$6
Total	$226	$490

(1)

Audit fees are fees that we paid for the audit of our annual financial statements included in our annual report on Form 10-K and review of unaudited financial statements included in our quarterly reports on Form 10-Q; for the audit of our internal control over financial reporting; for services that are normally provided by the auditor in connection with business combination and statutory or regulatory filings or engagements; and all costs and expenses in connection with the above.

(2)

Audit-related fees consisted of accounting consultations and for services related to the separation of Gaiam Brand Business and our subscription business and all costs and expenses in connection with those consultations and services.

(3)	Tax fees represent fees charged for services for tax advice, tax compliance, and tax planning.

In accordance with the policies of our audit committee and legal requirements, all services to be provided by our independent registered public accounting firm are pre-approved by our audit committee. Pre-approved services include audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee for up to a year, and such services relate to a particular defined task or scope of work and are subject to a specific budget. In other cases, the chairman of our audit committee has the delegated authority from our audit committee to pre-approve additional services, and such action is then communicated to the full audit committee at the next audit committee meeting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. If we need such services, we obtain them from other service providers.

EKS&H LLLP is currently engaged to provide auditing services through August 2017. The audit committee has not yet considered or selected an independent registered public accounting firm to provide auditing services for the remainder of 2017. Representatives of EKS&H LLLP are expected to be present at our 2017 annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Any related party transaction is reviewed by disinterested members of management and, if material, by disinterested members of our board or a committee thereof to ensure that the transaction reflects terms that are at least as favorable for us as we would expect in a similar transaction negotiated at arm’s length by unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our Class A Common Stock and other equity securities of our company. Our directors, officers and 10% holders are required by Securities and Exchange Commission regulations to furnish us with copies of all of the Section 16(a) reports they file.

Based solely upon a review of the copies of the forms furnished to us, and the representations made by the reporting persons to us, the following persons failed to file on a timely basis the following reports required by Section 16(a) during the fiscal year ended December 31, 2016:  Paul Sutherland filed a report one day late related to the acquisition of Class A Common Stock in consideration for director services and a report one day late related to a grant of stock options; Wendy Schoppert filed a report one day late related to the acquisition of Class A Common Stock in consideration of director services; and Kristin Frank filed a late report related to the sale of Class A Common Stock in our Tender Offer completed in July 2016. In addition, each of Jirka Rysavy, Brad Warkins, Paul Tarell, and Jaymi Bauer filed a report one day late related to a grant of restricted stock units. Lynn Powers and Stephen Thomas failed to file a report related to one extension of stock options and filed one late report related to another extension of stock options.

SHAREHOLDER PROPOSALS

We have scheduled our 2018 annual meeting of shareholders for May 3, 2018.

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with regulations adopted by the Securities and Exchange Commission and our Bylaws. For shareholder proposals to be considered for inclusion in our proxy statement and proxy card relating to our 2018 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act, they must be received by us not later than 5:00 p.m. Mountain Standard Time on November 23, 2017. Such proposals must contain specified information, including, among other things, information as would be required to be included in a proxy statement under Securities and Exchange Commission rules.

In addition, under the terms of our Bylaws, shareholders who desire to present a proposal for action or to nominate directors (other than proposals to be included in our proxy statement and proxy card pursuant to Rule 14a-8 promulgated under the Securities Exchange Act) at our 2018 annual meeting of shareholders must provide notice in writing of such proposal or nomination to us no earlier than January 1, 2018 and no later than 5:00 p.m. Mountain Standard Time on February 13, 2018. Shareholder notices must contain the information required by our Bylaws.

All proposals or other notices should be addressed to us at 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, Gaia, Inc.

If we do not have notice of a matter to come before our 2018 annual meeting of shareholders before the deadlines described above, your proxy card for such annual meeting will confer discretionary authority to vote on such matter.

DELIVERY OF MATERIALS

Securities and Exchange Commission rules permit a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to that address unless any shareholder at that address gave contrary instructions. Upon written or oral request, we will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or if any shareholders who share an address are receiving multiple copies of annual reports, proxy statements or Notices of Internet Availability of Proxy Statements and wish to receive a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please contact Broadridge Financial Solutions, Inc. in writing by mailing to Broadridge Financial Solutions, Inc., Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or calling (800) 542-1061. You can also contact us by calling (303) 222-3600.

We will provide without charge to any beneficial owner of our Class A Common Stock as of the record date a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, upon written or oral request at the following address and telephone number: Gaia, Inc., 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, (303) 222-3600. We will also provide a list briefly describing any exhibits not contained in our Annual Report on Form 10-K and will furnish a copy of any exhibit not contained therein to a requesting shareholder upon payment of a fee to reimburse our reasonable expenses in furnishing such exhibit.

COMMUNICATION WITH THE BOARD

Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to the Gaia Board of Directors, c/o Corporate Secretary, Gaia, Inc., 833 West South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the chairman of the board or to any specific director to whom the correspondence is directed.

OTHER MATTERS

Our management does not intend to present, and has no information as of the date of preparation of this proxy statement that others will present, any business at the annual meeting, other than business pertaining to the matters set forth in the notice of annual meeting and this proxy statement. However, if other matters requiring the vote of the shareholders are properly brought before the annual meeting, it is the intention of the person named in the enclosed proxy to vote the proxies held by him in accordance with his best judgment on such matters.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY, OR TO VOTE BY THE INTERNET OR BY TELEPHONE PROMPTLY, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

Gaia

GAIA, INC.
833 WEST SOUTH BOULDER ROAD
LOUISVILLE, CO 80027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E22782-P88443

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GAIA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) and name(s) of the nominee(s) on the line below.

____

Nominees:

01) Jirka Rysavy
02) Kristin Frank
03) Chris Jaeb
04) David Maisel
05) Keyur Patel
06) Wendy Schoppert
07) Paul Sutherland

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E22783-P88443

GAIA, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 4, 2017

The Annual Meeting of Shareholders of Gaia, Inc. (the "Company") will be held on Thursday, May 4, 2017 at 9:30 a.m. local time, at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027.

The undersigned, having received the notice regarding the availability of proxy material for said meeting, hereby constitutes and appoints Jirka Rysavy, his true and lawful agents and proxies, with power of substitution and re-substitution in each, to represent and vote at the Annual Meeting scheduled to be held on May 4, 2017, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of Class A common stock of Gaia, Inc. which the undersigned may be entitled to vote. The above proxy is hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1